                                   EXHIBIT 99
                       to Registrant's Report on Form 10-K
                        for the year-ended June 30, 1997

CAUTIONARY STATEMENTS PURSUANT TO "SAFE HARBOR" PROVISIONS OF
THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Except for historical information, the report on Form 10-K for fiscal year ended June 30, 1997, to which this exhibit is appended, the Company's quarterly reports to the Securities and Exchange Commission on Form 10-Q and periodic press releases, as well as other public documents and statements, contain "forward-looking statements" within the meaning of the federal securities laws. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by the statements, including, among others:

- The continued ability to obtain and maintain (and successfully defend challenges against) valid patent protection on certain technology.

- Significant price reductions or improvements in competing imaging technologies.

- The rate of growth of the installed base of printing press units and the timing of new press orders.

-        Some dependence on a small number of large OEM customers.

-        Competitive product offerings and pricing actions.

-        The availability and pricing of key raw materials.

-        Productivity improvements in manufacturing.

-        Dependence on key members of management.

-        Changes in the mix of products and services comprising revenues.

Readers are cautioned not to place undue reliance on forward-looking statements. The Company undertakes no obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrences of unanticipated events.